Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Merrimack Pharmaceuticals, Inc. of our report dated March 6, 2019 relating to the financial statements, which appears in Merrimack Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 13, 2020